Exhibit 4.5(b)

AMENDMENT NO. 01

Dated July 23, 2012

TO

that certain Preferred Stock Warrant Agreement dated as of December 30, 2011, (the “Warrant”)

by and between LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Holder”)

and KYTHERA BIOPHARMACEUTICALS, INC. (“Company”).

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Warrant.)

Without limiting or amending any other provisions of the Warrant, Holder and Company agree to the following:

a)                                     Section 2 shall be deleted and replaced with the following:

2.                                      Purchase Price; Number of Shares.

(a)                                 The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $5.2581 (the “Purchase Price”), 228,219 fully paid and nonassessable shares of the Company’s Series D Preferred Stock, $0.00001 par value (the “Preferred Stock”).

In addition to other terms which may be defined herein, the following terms, as used in this Warrant, shall have the following meanings:

(i)                                    “Loan Agreement” means that certain Loan and Security Agreement No. 1991 dated March 21, 2011 between the Company and Lighthouse Capital Partners VI, L.P.

Any term not defined herein shall have the meaning as set forth in the Loan Agreement.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided.  The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

Except as amended hereby, the Warrant remains unmodified and unchanged.

COMPANY:		HOLDER:

KYTHERA BIOPHARMACEUTICALS, INC.		LIGHTHOUSE CAPITAL PARTNERS VI, L.P.

By:	/s/ Keith R. Leonard	By:	LIGHTHOUSE MANAGEMENT
PARTNERS VI, L.L.C., its general partner
Name:	Keith R. Leonard

Title:	President and CEO		By:	/s/ Ryan Turner

			Name:	Ryan Turner

			Title:	Managing Director